Exhibit 99.1

Rain Oncology Reports First Quarter 2023 Financial Results and Highlights Recent Progress

– Quarter-end cash position of $110 million provides runway to complete all ongoing and planned clinical trials of milademetan, including the Phase 3 MANTRA trial in liposarcoma, Phase 2 MANTRA-2 basket trial, and planned Phase 1/2 MANTRA-4 basket trial –

– Required number of progression events achieved in the Phase 3 pivotal MANTRA trial to trigger the primary analysis of progression free survival (PFS) in patients with dedifferentiated liposarcoma (DDLPS) –

– Topline data for the MANTRA trial expected this quarter –

– Phase 2 MANTRA-2 trial continues to enroll across MDM2-amplified advanced solid tumor types –

– Phase 1/2 MANTRA-4 trial in advanced solid tumors exhibiting loss of the CDKN2A gene on track to commence in mid-2023 –

– Management to host conference call and webcast today at 5:00 PM Eastern Time –

NEWARK, Calif., May 11, 2023 (GLOBE NEWSWIRE) -- Rain Oncology Inc. (NasdaqGS: RAIN), (Rain), a late-stage biotechnology company developing precision oncology therapeutics with a lead candidate, milademetan, an oral, small molecule inhibitor of the MDM2-p53 complex that reactivates p53, today reports financial results for the first quarter ended March 31, 2023, along with an update on the Company's key corporate highlights and upcoming milestones.

“We remain excited for MANTRA’s topline data readout, which we continue to anticipate in the second quarter. We are hopeful these data will support a potential new therapeutic option for patients with dedifferentiated liposarcoma, and also assert the importance of p53’s role in the regulation of cancer,” said Avanish Vellanki, co-founder and chief executive officer of Rain. “We continue to maintain strong fiscal prudence with tightly controlled cash burn on top of continued enrollment in MANTRA-2, and the anticipated, imminent start of the MANTRA-4 clinical trial.”

First Quarter 2023 Key Research and Development (R&D) Highlights and Upcoming Milestones

•	Phase 3 Dedifferentiated Liposarcoma (DDLPS) Trial (MANTRA)
o	Trial achieved required number of at least 105 progression events
o	Company expects to announce topline data in the second quarter of 2023
o	Company anticipates filing regulatory applications in the United States and other regions globally, subject to supportive clinical topline data readout

•	Phase 2 Basket Trial (MANTRA-2) of Milademetan for MDM2-Amplified Advanced Solid Tumors (n=65)
o	Clinical trial continues to enroll across solid tumors with MDM2 copy number greater than or equal to 8

•	Phase 1/2 Basket Trial (MANTRA-4) in Advanced Solid Tumors Exhibiting Loss of the CDKN2A Gene
o	Company expects to commence trial in mid-2023, which will evaluate the combination of milademetan with Roche’s FDA-approved immune-oncology therapy, atezolizumab in 30 patients who have previously failed or progressed on immunotherapy

Our updated corporate presentation is available at the “Corporate Presentation” section of the Rain website.

First Quarter 2023 Financial Results

For the three months ended March 31, 2023, Rain reported a net loss of $20.5 million, as compared to a net loss of $17.4 million for the same period in 2022. Net loss per share for the three months ended March 31, 2023, was $0.56, as compared to a net loss per share of $0.66 for the same period in 2022.

Research and development (R&D) expenses were $16.7 million for the three months ended March 31, 2023, as compared to $13.6 million for the same period in 2022. The increase was primarily related to clinical trial costs for milademetan, higher payroll-related costs for our R&D personnel, and various other R&D costs for milademetan. Non-cash stock-based compensation expenses included in R&D expenses were approximately $1.1 million in the three months ended March 31, 2023, as compared to $0.9 million in the same period in 2022.

General and administrative (G&A) expenses were $5.1 million for the three months ended March 31, 2023, as compared to $3.9 million for the same period in 2022. The increase was primarily due to higher professional services costs and legal costs, as well as higher payroll-related costs. Non-cash stock-based compensation expense included in G&A expenses was approximately $0.4 million for each of the three months ended March 31, 2023 and 2022.

Total non-cash stock-based compensation expenses were approximately $1.6 million for the three months ended March 31, 2023, as compared to $1.2 million for the same period in 2022.

As of March 31, 2023, Rain had $109.8 million in cash, cash equivalents and short-term investments. Consistent with the prior quarter, Rain will not provide guidance on cash runway at this time. Rain will continue to assess its cash runway and provide further guidance in the next quarter, if appropriate, after the release of MANTRA topline results in this quarter.

As of March 31, 2023, Rain had approximately 36.4 million shares of common stock outstanding.

First Quarter 2023 Results Conference Call and Webcast Details

The management of Rain Oncology will host a conference call and webcast for the investment community today, May 11, 2023 at 2:00 pm PT (5:00 pm ET). A live webcast may be accessed here: https://viavid.webcasts.com/starthere.jsp?ei=1610065&tp_key=22d79acd4c. The conference call can be accessed by dialing (877) 704-4453 (domestic) or (201) 389-0920 (international). The passcode for the conference call is 13738120.

Replay of the call will be available by visiting the “Events” section of the Rain website after the conclusion of the presentation and will be archived on the Rain website for 30 days.

About Milademetan

Milademetan (also known as RAIN-32) is an oral small molecule inhibitor of the MDM2-p53 complex that reactivates p53. Milademetan has demonstrated antitumor activity in an MDM2-amplified subtype of liposarcoma (LPS) and other solid tumors in a Phase 1 clinical trial, supported by a rationally designed dosing schedule to mitigate safety concerns and widen the potential therapeutic window of inhibition of the p53-MDM2 complex. Rain has completed enrollment in a Phase 3 trial of milademetan (MANTRA) in patients with LPS and anticipates topline data this quarter. In addition, milademetan is being evaluated in a Phase 2 tumor-agnostic basket trial in certain solid tumors with MDM2 amplification (MANTRA-2). Rain anticipates commencing a Phase 1/2 clinical trial to evaluate the safety, tolerability and efficacy of milademetan in combination with Roche’s atezolizumab in patients with loss of cyclin-dependent kinase inhibitor 2A (CDKN2A) and wildtype p53 advanced solid tumors (MANTRA-4), in mid-2023. Milademetan has received Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of LPS.

About Rain Oncology Inc.

Rain Oncology Inc. is a late-stage precision oncology company developing therapies that target oncogenic drivers to genetically select patients it believes will most likely benefit. This approach includes using a tumor-agnostic strategy to select patients based on their tumors’ underlying genetics rather than histology. Rain’s lead product candidate, milademetan, is a small molecule, oral inhibitor of the p53-MDM2 complex that reactivates p53.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the efficacy and safety profile of milademetan, Rain’s ongoing and planned trials for milademetan, patient enrollment, timing for topline data, including anticipated timing for topline data in the Phase 3 MANTRA trial, timing for the commencement of planned trials, including anticipated commencement of Phase 1/2 MANTRA-4 trial, expected trial designs, and the timing for the filing of potential regulatory applications in the United States and Europe, and expectations regarding the time period over which Rain’s capital resources will be sufficient to fund its anticipated operations. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will”, “anticipates,” “goal,” “potential,” “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rain’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Rain’s business in general and limited operating history, Rain’s ability to execute on its strategy; Rain’s reliance on third parties to conduct and support its preclinical studies and clinical trials, positive results from a clinical trial may not necessarily be predictive of the results of future or ongoing clinical studies; the effect of public health crises on Rain’s clinical trials and business operations, the impact of general economic, health, industrial or political conditions in the United States or internationally, the sufficiency of Rain’s capital resources and its ability to raise additional capital, and the other risks described in Rain’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Rain undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Daniel Ferry

LifeSci Advisors

+1.617.430.7576

daniel@lifesciadvisors.com

Media Contact

Jordyn Temperato

LifeSci Communications

jtemperato@lifescicomms.com

RAIN ONCOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022

	(unaudited)
Operating expenses:
Research and development	$16,677	$13,555
General and administrative	5,066	3,895
Total operating expenses	21,743	17,450
Loss from operations	(21,743)	(17,450)
Other income:
Interest income	1,259	56
Total other income	1,259	56
Net loss	$(20,484)	$(17,394)
Net loss per share, basic and diluted	$(0.56)	$(0.66)
Weighted-average shares used in computing net loss per share, basic and diluted	36,339,851	26,511,743

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2023	2022(1)
	(unaudited)
Cash, cash equivalents and short-term investments	$109,770	$130,454
Total assets	114,178	135,180
Stockholders' equity	94,557	113,036

(1)	Derived from audited financial statements